EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

List of Subsidiaries

Name	Jurisdiction of Organization

Bioanalytical Systems, Ltd.	United Kingdom
BAS Evansville, Inc.	Indiana